6


                     SPIN FOR CASH JOINT VENTURE

                    AND MASTER LICENSE AGREEMENT


     Financial Statements for the year ended September 30, 1998, and for the period from
       December 3, 1996 (inception) through September 30, 1997



                            Exhibit 99.1

INDEPENDENT AUDITORS' REPORT


To the Co-venturers of the Spin for Cash
Joint Venture and Master License Agreement:

We have audited the accompanying balance sheets of the Spin for Cash Joint Venture and Master License Agreement (the "Venture") as of September 30, 1998 and 1997, and the related statements of income, Venturers' capital, and cash flows for the year ended September 30, 1998, and the period from December 3, 1996 (Inception) through September 30, 1997. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material aspects, the financial position of the Venture as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the year ended September 30, 1998, and the period from December 3, 1996 (Inception) through September 30, 1997, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

November 3, 1998

SPIN FOR CASH JOINT VENTURE AND
MASTER LICENSE AGREEMENT

STATEMENTS OF INCOME FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION) THROUGH SEPTEMBER
30,1997


(Dollars in thousands)                        1998          1997
Revenues
  Gaming operations                         $246,851      $60,672

Cost and Expenses
  Gaming operations                          101,655       26,979
  Depreciation                                13,237        2,586
  Research and development                     2,088        1,587
  Selling, general and administrative            189           50
  Bad debt expense                               125            -
  Total expenses                             117,294       31,202

Income from Operations                       129,557       29,470

Other Income (Expense)
  Interest income (expense)                    1,422         (322)

Income from Operations Before Taxes         $130,979      $29,148



















   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE AND
MASTER LICENSE AGREEMENT

BALANCE SHEETS
SEPTEMBER 30, 1998 AND 1997


(Dollars in thousands)                        1998          1997
Assets
  Current assets
   Cash and cash equivalents                $ 45,835       $39,175
   Accounts receivable, net                   20,179        11,787
     Investments to fund liabilities to
       jackpot winners                         5,900           956
   Prepaid expenses and other                  1,839           114

     Total Current Assets                     73,753        52,032

  Furniture, fixtures and equipment,
    at cost
     Equipment                                49,564        23,382
     Furniture and fixtures                        -            72

       Total                                  49,564        23,454
     Less accumulated depreciation           (14,792)       (2,586)
  Furniture, fixtures and equipment, net      34,772        20,868
  Investments to fund liabilities to
    jackpot winners                           63,217        10,400

     Total Assets                           $171,742       $83,300

Liabilities and Venturers' Capital
  Current liabilities
     Accounts payable to International
       Game Technology                      $  3,182       $22,927
   Accounts payable                            1,348             -
     Jackpot liabilities                       7,826         1,891
     Commissions and other payable             2,932         1,842
     Royalties payable                         3,455         1,340
   Capital lease payable to International
     Game Technology                           2,120           454

     Total Current Liabilities                20,863        28,454

  Long-term jackpot liabilities               86,952        19,755

     Total Liabilities                       107,815        48,209

Venturers' Capital                            63,927        35,091

     Total Liabilities and Venturers'
       Capital                              $171,742       $83,300


   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE AND
MASTER LICENSE AGREEMENT

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION) THROUGH SEPTEMBER 30,1997


(Dollars in thousands)                         1998          1997
Cash Flows from Operating Activities
  Net income                                $ 130,979      $ 29,148
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
   Depreciation                                13,237         2,586
   Bad debt expense                               125             -
   Loss on sale of assets                       1,887             -
   Increase in assets:
     Accounts Receivable                       (8,517)      (11,788)
     Deferred and prepaid expenses             (1,725)         (114)
   Increase (decrease) in accounts payable
     and accrued expenses                     (13,526)       25,280
     Total adjustments                         (8,519)       15,964
     Net cash provided by operating
       activities                             122,460        45,112
Cash Flows from Investing Activities
  Investment in furniture, fixtures
    and equipment                             (31,802)      (22,171)
  Investment in systems annuity assets        (57,761)      (11,356)
  Proceeds from the sale of furniture,
    fixtures and equipment                      2,774             -
     Net cash used in investing activities    (86,789)      (33,527)
Cash Flows from Financing Activities
  Payment on systems annuity liability         (5,892)       (1,002)
  Collection from systems to fund annuity
    liability                                  79,024        22,649
  Capital contributions (distributions)      (102,143)        5,943
     Cash provided by (used in) financing
       activities                             (29,011)       27,590
Net increase in cash and cash equivalents       6,660        39,175
Cash and cash equivalents:
  Beginning of Period                          39,175             -
  End of Period                             $  45,835      $ 39,175
Supplemental disclosures of cash flows
  information:
  Cash paid during the year for interest    $   1,348      $      -
Supplemental disclosures of non-cash
  investing and financing activities:
  Capital lease additions                   $   2,128      $  1,380

   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH JOINT VENTURE AND
MASTER LICENSE AGREEMENT

STATEMENTS OF VENTURERS' CAPITAL FOR THE YEAR ENDED SEPTEMBER 30,
1998 AND FOR THE PERIOD FROM DECEMBER 3, 1996 (INCEPTION) THROUGH
SEPTEMBER 30,1997


(Dollars in thousands)            Anchor        IGT      Total
Balance at December 3, 1996
(Inception)                    $      -      $     -   $      -

Capital contributions             3,100        2,843      5,943

Net income                       14,574       14,574     29,148

Balance at September 30, 1997    17,674       17,417     35,091

Capital distributions           (51,200)     (50,943)  (102,143)

Net Income                       65,489       65,490    130,979

Balance at September 30, 1998  $ 31,963     $ 31,964  $  63,927





















   The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS


1.   Organization
The Spin for Cash Joint Venture and Master License Agreement (the "Venture") is owned equally by International Game Technology ("IGT") and Anchor Gaming ("Anchor"). The Joint Venture Agreement was signed on December 3, 1996. The Master License Agreement, dated December 3, 1996 is utilized in jurisdictions where the Spin for Cash Joint Venture has not been approved to operate. The first machines operated by the Venture were placed into operation on December 12, 1996.

The Venture's primary purpose is to utilize IGT's experience and technology along with Anchor's proprietary game library in order to develop a variety of spinning reel slot, video top box and other innovative games for the MegaJackpots and lease game markets. As of September 30, 1998, the Venture was operating in Indiana, Louisiana, Missouri, Mississippi, Native American markets, Nevada, New Jersey and South Dakota.

2.   Summary of Significant Accounting Policies
Basis of Presentation - A complete stand alone set of books is maintained for the Venture in accordance with applicable generally accepted accounting principles.

Revenues - Substantially all of the revenues of the venture are  from
the  operation  of linked progressive slot machines.    Revenues  are
recognized based upon invoicing to the participating casinos.

In New Jersey, each progressive system is operated by an independent trust managed by representatives from participating casinos. The Venture receives revenues based upon a set annual fee per machine per
system.   Payments to the jackpot winners are made by the trust.

In Louisiana, Missouri, Mississippi, Native American markets, Nevada and South Dakota, the Venture provides the machines and operates the central monitoring system and the casinos pay a percentage of the play to the Venture.

In Indiana, where mutli-link progressives are currently prohibited, the Venture provides games for a set daily lease fee.

Operating Expenses - IGT and Anchor provide nearly all of the services associated with the operation of the Venture. The cost of these operations is billed to the Venture using methodologies that best approximate the actual cost of these services to the respective partner. Interest on payables balances greater than 30 days and on inventories held for the Venture is accrued at an annual rate of approximately 5% and is billed monthly. Management believes that the methods used to allocate these costs are reasonable.

Third Party Expenses - All invoices received from third parties for the delivery of goods or services are paid by the partners. IGT and Anchor invoice the Venture for these costs and the amounts are properly recorded on the books of the Venture.

Research and Development - IGT and Anchor perform all of the engineering development work for the Venture and invoice the Venture for these services at cost. Research and development charges are expensed as incurred.

Cash and Cash Equivalents - Amounts include cash required for funding current systems jackpot payments as well as purchasing investments to meet obligations for making payments to jackpot winners. Cash in excess of daily requirements is generally invested in various short term marketable securities with maturities of 90 days or less. Such investments are stated at cost.

Depreciation - Substantially all of the Venture's depreciable assets are directly used in gaming operations and are provided by IGT. IGT invoices the Venture for these assets at their approximate cost. Depreciation is recorded on the straight-line method over the following estimated useful lives:

     Gaming operations equipment          1 1/2 to 3 years
     Furniture, fixtures and equipment           5 years

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications   -  Certain  amounts  in  the  1997   consolidated
financial statements have been reclassified to be consistent with the presentation used in 1998.

3.   Investments to Fund Liabilities to Jackpot Winners
These investments represent discounted U.S. Treasury securities purchased to meet obligations for making payments to linked progressive systems jackpot winners. At September 30, 1998, the Company has both the intent and ability to hold these investments to maturity and, therefore, has classified them as held-to-maturity. Accordingly, these investments are stated at cost, adjusted for amortization of premiums and accretion of discounts over the term of the security using the interest method. There were no gross unrealized losses or gains at September 30, 1998 and 1997. Securities in this portfolio have maturity dates through 2017.

Federal legislation was passed October 21, 1998 which would permit jackpot winners to elect to receive the discounted value of progressive jackpots won in lieu of annual installments. For jackpots won after this date, the Company will make this offer to winners in jurisdictions which have also permitted such payments. For jackpots won prior to the effective date of the legislation, the winner may make this election after July 1, 1999. Upon the winner's election after July 1, 1999, investments currently held by the Company to fund these liabilities will be sold to settle the liability. Management believes that this change in circumstance will not be inconsistent with the classification of these investments as held to maturity and does not expect a material impact to fiscal 1999 operating results as a result of this change.

4.   Capital Leases
All assets recorded under capital leases relate to the operation of Louisiana and Missouri linked progressive systems. The machines are leased from IGT at a rate of 1/36th of the value of the assets each month. As of September 30, 1998 and 1997, the assets had a net value of $2,120,412 and $453,871, respectively.

5.   Liabilities to Jackpot Winners
From the Indiana, Louisiana, Missouri, Mississippi, Native American, Nevada and South Dakota systems, the Venture receives a percentage of the amount played or machine rental and service fees from the linked progressive systems to fund the related jackpot payments. The jackpots are paid in twenty equal annual installments without interest.



The following schedule sets forth the future fiscal year payments for the jackpot winners under these systems at September 30, 1998:


          Years Ending September 30,           Payments
          (Dollars in thousands)
          1999                                 $  5,914
          2000                                    5,914
          2001                                    5,914
          2002                                    5,919
          2003                                    5,919
          Thereafter                             87,865
            Total                              $117,445

Jackpot  liabilities  in  the amount of  the  present  value  of  the jackpots are recorded concurrently with the recognition of the related revenue. Jackpot liabilities include discounted payments due to winners for jackpots won and amounts accrued for jackpots not yet won that are contractual obligations of the Venture. Jackpot liabilities consist of the following:

                                                 September 30,
                                               1998         1997
(Dollars in thousands)
Gross payments due to jackpot winners        $117,445    $ 19,423
Unamortized discount on payments to
  jackpot winners                             (57,397)     (8,001)
Accrual for jackpots not yet won               34,730      10,224
    Total jackpot liabilities                  94,778      21,646
 Less current liabilities                      (7,826)     (1,891)
 Long-term jackpot liabilities               $ 86,952    $ 19,755


The Venture amortizes the discount on the liabilities, recognizing it as interest expense and records commensurate interest income on the purchased investments to fund the payments to the jackpot winners. During fiscal 1998 and 1997, the Venture recorded interest expense on jackpot liabilities and interest income on jackpot investments of $2,322,928 and $176,634, respectively. The Venture is required to maintain cash and investments relating to systems liabilities in separate accounts.

6.   Income Taxes
The Venture has not made any provision for federal income taxes due to its election to be taxed as a pass through entity under Internal Revenue Code Section 704A. Under this election, income of the Venture is taxable to the individual Venturers.

7.   Related Party Transactions
Substantially all of the goods and services provided to the Venture are provided by and/or paid for by IGT and Anchor. These transactions are recorded on the books of the Venture as a trade payable. As of September 30, 1998 and 1997, the payable to IGT had a balance of $3,181,612 and $22,926,711, respectively. These amounts included interest of $30,706 for 1998 and $645,398 for 1997. As of September 30, 1998 there was $1,348,597 payable to Anchor, none of which was for interest. There were no amounts payable to Anchor as of September 30, 1997.